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                                                                Exhibit 10.16(a)


                       Interactive Systems Worldwide Inc.
                           2 Andrews Drive, 2nd Floor
                      West Paterson, New Jersey 07424-2672

                                                                     May 1, 2002

Global Interactive Gaming Limited
Global Interactive Gaming, LLC
Centre Point Tower
103 New Oxford Street
London, WC1A 1DD
United Kingdom
Attn: Mr. Peter Sprogis, Managing Director

         Re: Release of Fund from Escrow

 Dear Mr. Sprogis:

         Reference is made to the License Agreements among (a) Interactive Systems Worldwide Inc. (formerly International Sports Wagering Inc.) and Global Interactive Gaming (formerly Global Interactive Gaming AG) and (b) Interactive Systems Worldwide Inc. (formerly International Sports Wagering Inc.) and Global Interactive Gaming, LLC (formerly Global Interactive Gaming Inc.), each of which is dated March 17, 2000 (collectively, the "License Agreements"). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the License Agreements.

         The parties hereby agree as follows:

         1. The parties shall immediately release from the Escrow Account the aggregate sum of US$3,000,000 million of which US$1,500,000 shall be payable to Licensor as a prepayment of the Minimum due and payable to Licensor on May 15, 2002, and US$1,500,000 shall be payable to Licensees; it being understood that the funds being released to the Licensees are a refund of a portion of the amount paid into the Escrow Account by Licensees on or about February 15, 2002. Contemporaneous with the execution of this Letter Agreement, the parties shall execute and deliver to the Escrow Agent the letter of direction in the form attached hereto as Exhibit A.

         2. Licensees hereby represent and warrant to Licensor that upon receipt of the funds described in Section 1 above, they shall be solvent. Each of the parties represents and warrants to the other (a) that it has all requisite power and authority to execute and deliver this Letter Agreement, to perform its obligations hereunder and to consummate the transaction contemplated hereby; (b) that this Letter Agreement has been duly authorized, executed and delivered by each of the parties hereto and constitutes the valid and binding agreement of each such party and is enforceable against each such party in accordance with its terms.

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         3. Licensees hereby covenant and agree not to make any payments, loans or transfers of any of the funds released to them pursuant to this Letter Agreement in respect of existing obligations or future obligations to any directors, officers, shareholders, affiliates or associated companies of Licensees without the prior, written consent of Licensor, which consent may be withheld or granted in Licensors sole discretion.

         4. Licensees covenant and agree that the funds released to them hereby shall be used to pay obligations of Licensees heretofore or hereafter incurred in the ordinary course of Licensees' business; provided that no such obligations and no such sums shall be payable to directors, officers or shareholders of Licensees or their respective affiliates or associated companies other than obligations to such directors, officers or shareholders of Licensees in their capacities as employees of Licensees.

         5. Licensee and Licensors shall each, upon the request of the other party hereto, from time to time, execute and deliver such further documents and do such further acts as the other party may reasonably request in order to fully effect the purposes of this letter agreement.

         6. Except as specifically set forth herein, the License Agreements shall continue in full force and effect in accordance with their respective terms.

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         7. This Letter Agreement, the rights and obligations of the parties hereto, and any claims and disputes relating thereto, shall be governed by and contrused in accordance with the laws of the State of New York without regards to principles of conflict of laws.



                                         Sincerely,

                                         INTERACTIVE SYSTEMS WORLDWIDE INC.



                                         By: s/Barry Mindes
                                             -----------------------------------
                                             Name:Barry Mindes
                                             Title:  Chairman of the Board


ACCEPTED AND AGREED:

GLOBAL INTERACTIVE GAMING LIMITED



By:   s/Peter Sprogis
      -----------------------------------
      Name:    Peter Sprogis
      Title:   Director


GLOBAL INTERACTIVE GAMING, LLC
by Global Interactive Gaming Limited, its sole member.



By:   s/Peter Sprogis
      -----------------------------------
      Name:    Peter Sprogis
      Title:   Director


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                       Interactive Systems Worldwide Inc.
                           2 Andrews Drive, 2nd Floor
                             West Paterson, NJ 07424


                                                              May 1, 2002


Citibank, N.A.
The Citibank Private Bank
120 Broadway, 2nd Floor/Zn2
New York, NY 10271

Ladies and Gentlemen:

         Reference is made to the Amended and Restated Agreement among Citibank, N.A., Interactive Systems Worldwide Inc. (formerly known as International Sports Wagering Inc.) ("ISWI") and Global Interactive Gaming Ltd. (formerly known as Global Interactive Gaming AG), Global Interactive Gaming LLC (formerly known as Global Interactive Gaming, Inc.) (collectively "GIG") (the "Escrow Agreement").

         All terms used in this letter of direction and not otherwise defined shall have the meanings ascribed to them in the Escrow Agreement.

         You are hereby authorized and directed to take the following actions:

         1. Release to ISWI the amount of $1,500,000 by wire transfer to ISWI's account, which amount represents a prepayment of the amount that would otherwise be released to ISW in accordance with Schedule A1 to the Escrow Agreement, on May 15, 2002. For the avoidance of ambiguity, the parties agree that the next payment to ISW from the Escrow Account shall be due on August 15, 2002.

         2. Release to GIG the sum of $1,500,000 by wire transfer to GIG Ltd. Account No. attached at Appendix 1, it being understood that this sum is a portion of the $1,800,000 deposited into the Escrow Account by GIG Ltd. on or about February 15, 2002.

         3. Except as herein set forth, the Escrow Agreement remains in full force and effect in accordance with its terms.


                                         Party A
                                         Interactive Systems Worldwide Inc.



                                         By:  s/Barry Mindes
                                              ----------------------------------


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                                         Party B
                                         Global Interactive Gaming Ltd.



                                         By:  s/Peter Sprogis
                                              ----------------------------------


                                         Party B
                                         Global Interactive Gaming LLC



                                         By:  s/Peter Sprogis
                                              ----------------------------------